Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION
(EMBARGOED UNTIL 3:15 P.M. CENTRAL)

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS 10.5% INCREASE IN

NET INCOME FOR THE FOURTH QUARTER OF 2016

Milwaukee, Wisconsin

January 18, 2017

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $4.1 million or $0.09 per diluted share in the fourth quarter of 2016, which was a 10.5% increase over net income of $3.7 million or $0.08 per diluted share in the same quarter of 2015. On a full-year basis Bank Mutual Corporation (“Bank Mutual”) reported net income of $17.0 million or $0.37 per diluted share in 2016 compared to $14.2 million or $0.31 per diluted share in 2015. The improvements between these periods were primarily due to higher net interest income, higher loan-related fees, higher mortgage banking revenue, lower compensation-related expenses, and lower occupancy, equipment, and data processing costs. Also contributing to the fourth quarter improvement was lower advertising and marketing expenses. The full-year 2016 also benefited from lower net losses and expenses on foreclosed real estate. The improvements between these periods were partially offset by provisions for loan losses in the 2016 periods compared to recoveries in the 2015 periods, as well as lower brokerage and insurance commissions. In addition, results for the full-year 2016 were impacted by higher advertising and marketing expenses.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, commented, “Growth in our loan portfolio slowed in the fourth quarter as we expected. Some of this decline was seasonal in nature. However, much of it was due to efforts on our part to prudently manage the growth in our multi-family and construction loans, which have received increased regulatory scrutiny in recent months.” He added, “Looking forward, we remain optimistic that we will continue to increase our total revenue, maintain our asset quality, and effectively manage our non-interest expenses so that earnings in 2017 will continue to show improvement.” Baumgarten concluded, “However, we do not anticipate the same level of earnings improvement we achieved in 2016 to be realized in 2017.”

Bank Mutual’s net interest income increased by $1.3 million or 7.3% and by $4.0 million or 5.9% during the three and twelve months ended December 31, 2016, respectively, compared to the same periods in 2015. These increases were due in part to an increase in Bank Mutual’s average earning assets in the 2016 periods compared to the same periods in the prior year, as well as an increase in funding from non-interest bearing checking accounts between the periods. Also contributing to the increases in net interest income in the three- and twelve-month periods in 2016 were call premiums of $221,000 and $1.3 million, respectively, which Bank Mutual received on mortgage-related securities that were called during the periods. These amounts compared to call premiums of $219,000 during both the three- and twelve-month periods in 2015. The impact these favorable developments had on net interest income were partially offset by a decrease in Bank Mutual’s net interest margin in the 2016 periods compared to the same periods in 2015.

Bank Mutual’s average earning assets increased by $185.0 million or 8.4% in 2016 compared to 2015. This increase was primarily attributable to a $205.1 million or 12.5% increase in average loans receivable that was only partially offset by a $22.1 million or 4.2% decrease in average mortgage-related securities between 2016 and 2015.

Also contributing favorably to Bank Mutual’s net interest income in the 2016 periods, as well as its net interest margin, was an increase in funding from non-interest-bearing checking accounts. The average balance in these accounts increased by $45.5 million or 21.9% during the twelve months ended December 31, 2016, compared to the same period in 2015.

Bank Mutual’s net interest margin was 3.03% during both the three- and twelve-month periods ended December 31, 2016. However, excluding the impact of the aforementioned call premiums, net interest margin for these periods would have been 3.00% and 2.98%, respectively. These amounts compared to 3.04% and 3.10% during the same periods of 2015, respectively, also excluding the impact of call premiums. In 2016 the average yield on Bank Mutual’s earning assets declined by 11 basis points (excluding call premiums) and its average cost of funds increased by three basis points compared to the prior year. The decline in the average yield on earning assets was largely due to the continued repricing of Bank Mutual’s loan portfolio to lower yields in the current interest rate environment, as well as its continued emphasis on the origination of variable-rate loans, which generally have lower initial yields than fixed-rate loans. However, management believes the negative impact these developments have had on Bank Mutual’s loan portfolio yield may have run its course and that the loan portfolio yield may stabilize or even improve slightly in the near term. However, future results depend in large part on developments affecting interest rates throughout the U.S. economy, so there can be no assurances. Also contributing to the decline in yield on earning assets in the 2016 periods was the purchase of mortgage-related securities in the current year at yields that were less than the prevailing rates in the investment portfolio.

The increase in Bank Mutual’s average cost of funds was due primarily to a six basis point increase in its average cost of deposits in 2016 compared to the prior year. The impact of this increase was partially offset by a decline in the average cost of borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago. This decline was caused by an increase in overnight borrowings, which were drawn to fund growth in earning assets, as previously noted. Overnight borrowings generally have a lower interest cost than the rates Bank Mutual offers on its certificates of deposit.

2

Bank Mutual’s provision for (recovery of) loan losses was $1.0 million in the fourth quarter of 2016 compared to $(1.0) million in the same quarter last year. The provision (recovery) for the full year in 2016 was $3.0 million compared to $(3.7) million in 2015. Management believes that general economic, employment, and real estate conditions continue to be relatively stable in Bank Mutual’s local markets. In addition, Bank Mutual’s level of non-performing loans, as well as its actual loan charge-offs, have continued to trend lower in recent periods, as noted later in this release. However, Bank Mutual has experienced a modest increase in classified loans in recent months, as described later in this release. Management believes that this development could be an early indication of emerging difficulties in the lending environment for Bank Mutual. This consideration, along with growth in Bank Mutual’s loan portfolio, contributed to management’s conclusion that an increase in the allowance for loan losses was appropriate in 2016. As such, Bank Mutual’s allowance for loan losses increased from $17.6 million at December 31, 2015, to $19.9 million at December 31, 2016. Management anticipates that Bank Mutual’s provision for loan losses will continue to consist of provisions rather than recoveries for the foreseeable future, particularly if Bank Mutual’s loan portfolio continues to grow.

Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions that can fluctuate considerably from period to period. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing loans, classified loans, and/or loan charge-off activity from period to period, which may result in significant variability in Bank Mutual’s provision for loan losses.

Deposit-related fees and charges declined slightly during the three- and twelve-month periods in 2016 compared to the same periods in 2015. Deposit-related fees and charges consist of overdraft fees, ATM and debit card fees, merchant processing fees, account service charges, and other revenue items related to services performed by Bank Mutual for its retail and commercial deposit customers. Management attributes the declines in deposit-related fees and charges to changes in customer spending behavior in recent years which has generally resulted in lower revenue from overdraft charges and from check printing commissions. Benefiting this revenue line item in recent periods, however, has been an increase in revenue from treasury management and merchant card processing services that Bank Mutual offers to commercial depositors.

Loan-related fees were $1.8 million and $5.8 million during the three and twelve months ended December 31, 2016, respectively. These amounts compared to $889,000 and $2.3 million during the same periods in 2015, respectively. Loan-related fees consist of periodic income from lending activities that are not deferred as yield adjustments under the applicable accounting rules. The largest source of fees in this revenue category is interest rate swap fees related to commercial loan relationships. Bank Mutual mitigates the interest rate risk associated with certain of its loan relationships by executing interest rate swaps, the accounting for which results in the recognition of a certain amount of fee income at the time the swap contracts are executed. The increases in loan-related fees in the 2016 periods were the result of increased loan production, as well as a generally lower interest rate environment that increased borrower preference for the types of loan transactions that generate interest rate swap fees. Management believes this source of revenue will vary considerably from period to period depending on the rate environment and on borrower preference for the types of transactions that generate interest rate swaps. Furthermore, a likely future decline in the origination of multi-family and construction loans, which are the types of loans that generate most of Bank Mutual’s interest rate swap fees, would have a negative impact on such fee income in the future, as more fully discussed later in this release.

3

Brokerage and insurance commissions were $646,000 during the fourth quarter of 2016, which was $104,000 or 13.9% lower than the same quarter in the previous year. On a full-year basis this source of revenue was $3.2 million in 2016, which was $402,000 or $11.2% lower than 2015. This revenue item generally consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, fees earned for investment advisory services, and commissions earned on sales of personal and business insurance products. However, the 2015 full-year period also included certain non-recurring incentive payments. Excluding consideration of the 2015 payments, brokerage and insurance commissions during the twelve months ended December 31, 2016, were $523,000 or 19.7% higher than 2015. Management attributes this increase to new products, services, systems, and investment advisors that Bank Mutual has added in recent periods. Brokerage and insurance commissions were lower in the fourth quarter of 2016 because of additional administrative and technical enhancements Bank Mutual implemented during the quarter that management believes temporarily reduced sales in that period. Management continues to believe that growth in this source of revenue will exceed 20% per year, although there can be no assurances.

Mortgage banking revenue, net, was $926,000 and $4.2 million during three and twelve months ended December 31, 2016, respectively. These amounts compared to $832,000 and $3.5 million during the same periods in 2015, respectively. The following table presents the components of mortgage banking revenue, net, for the periods indicated:

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
	(Dollars in thousands)
Gross loan servicing fees	$625	$658	$2,540	$2,661
MSR amortization	(522)	(448)	(2,158)	(1,906)
Change in MSR valuation allowance	–	–	–	–
Loan servicing revenue, net	103	210	382	755
Gain on loan sales activities, net	823	622	3,866	2,707
Mortgage banking revenue, net	$926	$832	$4,248	$3,462

Loan servicing revenue, net, decreased during the three- and twelve-month periods in 2016 compared to the same periods in 2015. These decreases were caused in part by a decline in gross servicing fees due to an overall decline in loans serviced for third-party investors. As of December 31, 2016, Bank Mutual serviced $1.00 billion in loans for third-party investors compared to $1.04 billion at December 31, 2015. Also contributing to the decrease in loan servicing revenue, net, in the 2016 periods was an increase in amortization of mortgage servicing rights (“MSRs”). These increases were caused by generally lower market interest rates for one- to four-family loans in 2016, which resulted in increased loan prepayment activity and faster amortization of the related MSRs.

4

The change in valuation allowance that Bank Mutual establishes against its MSRs is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. As of December 31, 2016, Bank Mutual had no valuation allowance against its MSRs, which had a carrying value of $6.6 million as of that date. MSR valuation allowances typically increase in periods of lower market interest rates, which results in a charge to earnings in the period of the increase. During lower market interest rate environments, such as that which has existed during most of 2016, loan refinance activity and expectations for future loan prepayments generally increase, which typically reduces the fair value of MSRs and results in an increase in the MSR valuation allowance. However, market interest rates for one- to four-family mortgage loans in 2016 were not low enough to generate an MSR valuation allowance during the period. In recent months market interest rates for one- to four-family loans have increased. As such, management anticipates that there will be no need for an MSR valuation allowance in the near future. In addition, management expects that amortization of MSRs will decline in the near term in response to reduced levels of loan refinance activity. However, these developments cannot be assured, particularly if market interest rates for one- to four-family residential loans decline in the future.

Gain on loan sales activities, net, was $823,000 and $3.9 million during the three and twelve months ended December 31, 2016 and 2015, respectively, compared to $622,000 and $2.7 million during the same periods in 2015. Bank Mutual typically sells most of the fixed-rate, one- to four-family mortgage loans that it originates. During the year ended December 31, 2016, sales of these loans were $151.2 million, which was $39.7 million or 35.6% higher than 2015. Management attributes this increase to lower market interest rates for one- to four-family mortgage loans during most of 2016. Although interest rates for one- to four-family loans have increased in recent months, management believes that origination and sales of such loans may not be adversely impacted due to continued strength in housing markets in Wisconsin, increases in the number and quality of Bank Mutual’s loan production personnel, and continued improvements in Bank Mutual’s loan origination systems and procedures. However, the origination and sale of residential loans are subject to variations in market interest rates and other factors outside of management’s control. Accordingly, there can be no assurances that such originations and sales will increase or will not fluctuate considerably from period to period.

During the years ended December 31, 2016 and 2015, Bank Mutual recorded $12,000 and $218,000, respectively, in gains on the disposition of certain real estate properties that it held for investment purposes. Bank Mutual continues to actively market certain of the properties that it holds for investment purposes. There can be no assurances that Bank Mutual will be able to sell such properties or that gains or losses on sales, if any, will not fluctuate considerably from period to period.

Compensation-related expenses decreased by $492,000 or 4.4% and $3.0 million or 6.7% during the three and twelve months ended December 31, 2016, respectively, compared to the same periods in 2015. These decreases were mostly due to lower costs associated with Bank Mutual’s defined benefit pension plan, which was due in part to an increase in the discount rate used to determine the present value of the pension obligation, and also to a freeze of the plan’s benefits at the end of 2015. This latter change also resulted in a lengthening of the amortization period for unrealized losses in the pension plan, which further contributed to lower pension costs in 2016. Also contributing to the decreases in compensation-related expenses in the 2016 periods was a decline in the number of employees at Bank Mutual compared to the prior year. This decline was primarily due to the consolidation of seven retail banking offices in the fourth quarter of 2015 and an additional four in the first quarter of 2016. The impact these favorable developments had on compensation expense were partially offset by normal annual merit increases granted to most employees at the beginning of 2016, as well as higher stock-based compensation and employee commission expense compared to the 2015 periods.

5

Occupancy, equipment, and data processing expenses were $3.6 million and $13.7 million during the three and twelve months ended December 31, 2016, respectively. These amounts compared to $3.8 million and $14.3 million during the same periods in 2015, respectively. The three- and twelve-month periods in 2015 included $447,000 and $715,000, respectively, in one-time costs associated with Bank Mutual’s announcements in the first and fourth quarters of 2015 that it was consolidating a combined total of eleven retail branch offices. These consolidations resulted in a decline in on-going occupancy-related costs of $66,000 and $364,000 in the three and twelve-month periods ended December 31, 2016, compared to the same periods in 2015. However, the impact of these cost declines were more than offset in 2016 by increased data processing, software, and equipment costs associated with other initiatives undertaken by Bank Mutual in recent periods.

Advertising and marketing-related expenses were $100,000 and $2.4 million during the three and twelve months ended December 31, 2016, respectively, compared to $307,000 and $1.9 million during the same periods in 2015. Although the fourth quarter was an exception, Bank Mutual generally increased its spending on advertising and marketing in 2016 in an effort to increase sales and expand Bank Mutual’s overall brand awareness, especially as such relates to the retail deposit business. Management anticipates that spending on advertising and marketing-related expenses in 2017 will be slightly lower than it was in 2016. However, this outcome depends on future management decisions and there can be no assurances.

Federal deposit insurance premiums were $337,000 and $398,000 during the three months ended December 31, 2016 and 2015, respectively. On a full-year basis these premiums were $1.4 million and $1.5 million in 2016 and 2015, respectively. Earlier in 2016 the Federal Deposit Insurance Corporation (“FDIC”) issued a final rule that changed how insured financial institutions less than $10 billion in assets, such as Bank Mutual, are assessed for deposit insurance. The new rule, which was effective for the last half of 2016, resulted in a lower deposit insurance assessment rate for Bank Mutual.

Net losses and expenses on foreclosed real estate were $141,000 and $113,000 during the three months ended December 31, 2016 and 2015, respectively. On a full-year basis these amounts were $222,000 and $801,000 in 2016 and 2015, respectively. Although the fourth quarter of 2016 was an exception, Bank Mutual has generally experienced lower net losses and expenses related to foreclosed properties in recent periods due to reduced holdings of such properties.

Other non-interest expense was $2.6 million and $9.6 million during the three and twelve months ended December 31, 2016, respectively. These amounts compared to $2.5 million and $9.4 million during the same periods in 2015, respectively. During the 2016 periods Bank Mutual prepaid certain fixed-rate FHLB of Chicago advances and incurred prepayment penalties of $417,000 and $758,000, respectively. This compares to penalties of $102,000 during both the three and twelve-month periods in 2015. In most cases, the prepaid advances had originally been drawn to fund the purchase of mortgage-related securities that were called by the issuer during these periods, as previously noted. However, in the fourth quarter of 2016 Bank Mutual also prepaid certain other fixed-rate advances in an effort to manage its overall exposure to interest rate risk. Excluding consideration of these prepayment penalties, other non-interest expense was lower in the 2016 periods than it was in the same periods of 2015. In 2016 Bank Mutual experienced lower processing costs related to its ATM network, lower deposit account fraud losses, and lower amortization expense related to certain intangible assets. Also, results in 2015 included a one-time cost to terminate a contract with a third-party vendor.

6

Income tax expense was $2.7 million and $2.1 million during the quarters ended December 31, 2016 and 2015, respectively, and was $10.1 million and $8.3 million during years ended as of the same dates, respectively. The effective tax rates (“ETRs”) for the quarter periods were 39.9% and 36.0%, respectively, and for the year-to-date periods were $37.4% and 37.0%, respectively. Bank Mutual’s ETR will vary from period to period due primarily to the impact of non-taxable revenue items, such as earnings from BOLI and tax-exempt interest income. The ETR will also vary because of certain tax deductions related to employee exercises of stock options.

Bank Mutual’s total assets increased by $146.5 million or 5.8% during the year ended December 31, 2016, due principally to an increase in total loans receivable. This increase was primarily funded by increases in deposit liabilities and other borrowings. Also providing funds for the increase in loans receivable was a decrease in mortgage-related securities during the year. Bank Mutual’s total shareholders’ equity was $286.6 million at December 31, 2016, compared to $279.4 million at December 31, 2015.

Bank Mutual’s loans receivable increased by $202.9 million or 11.7% during the year ended December 31, 2016. During this period increases in multi-family, commercial real estate, and construction loans (net of the undisbursed portion) and commercial and industrial loans were partially offset by declines in Bank Mutual’s other loan categories. Management attributes the increases in part to a low interest rate environment that encouraged loan growth in Bank Mutual’s local markets, particularly for loans secured by multi-family and commercial real estate. This rate environment also improved the competitiveness of Bank Mutual’s loan offerings linked to its interest rate swap loan program, as noted earlier in this release. Because of this improvement, Bank Mutual was able to increase new loan production, as well as retain in its loan portfolio a larger portion of construction loans transitioning to permanent financing than it typically has in prior periods. However, management is not certain that the loan growth experienced in recent periods can be sustained in the future. The loan portfolio is subject to economic, market, competitive, and regulatory factors outside of Bank Mutual’s control and there can be no assurances that expected loan growth will continue or that total loans will not decrease in future periods.

In recent periods banking regulatory agencies have publicly expressed increased concern about financial institutions whose holdings of non-owner-occupied commercial real estate and construction loans and whose growth in such loans exceed guidelines established in certain regulatory pronouncements. Specifically, these guidelines indicate that financial institutions whose holdings of such loans exceed 300% of total risk-based capital and whose growth in such loans exceeds 50% over the past three years will receive increased scrutiny from their primary regulator. As of December 31, 2016, Bank Mutual’s holdings of and three-year growth in these types of loans exceeded these guidelines. As such, Bank Mutual’s regulator has subjected its lending operations and credit risk management controls to increased scrutiny in recent months. In response, management has taken steps to implement certain enhancements in its lending operations and controls that it believes will be satisfactory to its regulator. However, there can be no assurances. Regardless of these enhancements, given the regulatory scrutiny and other factors management believes that growth in multi-family and construction loans will be slower in the future than it has been in recent periods. Specifically, management expects that the aggregate future growth rate for these loan types will be managed in the future to more closely approximate growth in the total risk-based capital of Bank Mutual’s subsidiary bank.

7

Bank Mutual’s deposit liabilities increased by $69.1 million or 3.9% during the year ended December 31, 2016. Transaction deposits, which consist of checking, savings, and money market accounts, increased by $89.2 million or 7.1% during the year and certificates of deposit decreased by $20.1 million or 3.7%. Management believes that the increase in transaction deposits in recent periods, particularly the increase in non-interest-bearing checking accounts, is due in part to improved marketing and sales efforts. However, management also believes that the low interest rate environment that has persisted for the past few years has encouraged some customers to switch to transaction deposits in an effort to retain flexibility in the event interest rates increase in the future. If interest rates continue to increase in the future, customer preference may shift from transaction deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which would also have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity was $286.6 million at December 31, 2016, compared to $279.4 million at December 31, 2015. This increase was primarily due to $17.0 million in net income that was only partially offset by $9.8 million in regular cash dividends. Bank Mutual did not repurchase a significant amount of its common stock during the year ended December 31, 2016. The book value of Bank Mutual’s common stock was $6.27 per share at December 31, 2016, compared to $6.15 at December 31, 2015.

Bank Mutual’s non-performing loans were $8.2 million or 0.42% of loans receivable as of December 31, 2016, compared to $13.6 million or 0.78% of loans receivable as of December 31, 2015. Non-performing assets, which includes non-performing loans, were $11.2 million or 0.42% of total assets and $16.9 million or 0.68% of total assets as of these same dates, respectively. The decrease noted in the 2016 figures were primarily the result of the payoff of a $4.8 million non-performing commercial loan relationship during the year.

Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to these non-performing assets, at December 31, 2016, management was closely monitoring $68.6 million in additional loans that were classified as either “special mention” or “substandard” in accordance with Bank Mutual’s internal risk rating policy. This amount compared to $55.9 million at December 31, 2015. As of December 31, 2016, most of these additional classified loans were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. Management does not believe any of these loans were impaired as of December 31, 2016, although there can be no assurances that the loans will not become impaired in future periods. The increase in additional classified loans during the year ended December 31, 2016, was primarily the result of management’s assessment that the credit condition of a number of commercial loan relationships, most of which were manufacturing related, had deteriorated in recent months.

8

Bank Mutual’s allowance for loan losses was $19.9 million or 1.03% of loans receivable at December 31, 2016, compared to $17.6 million or 1.01% at December 31, 2015. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 242.5% at December 31, 2016, compared to 129.5% at December 31, 2015. The reason for the increase in the dollar amount of Bank Mutual’s allowance for loan losses during the year ended December 31, 2016, was described earlier in this release. The significant increase in the allowance as a percent of non-performing loans during this period was primarily the result of the aforementioned payoff of a non-performing commercial loan relationship. Management believes the allowance for loan losses at December 31, 2016, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin based on total assets. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. As of December 31, 2016, its subsidiary bank operated 64 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

This release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” “optimistic,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond the Company's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry; regulatory actions either generally or specifically related to Bank Mutual associated with safety and soundness, compliance, loan concentrations, or technology concerns that could restrict Bank Mutual’s freedom of operations; regulators’ strict expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends, share repurchases, or otherwise, to maintain or achieve those levels; recent, pending, and/or potential rulemaking or various federal regulatory agencies that could affect Bank Mutual or the Bank; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism or other global conflicts; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2015 Annual Report on Form 10-K.

9

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	December 31	December 31
	2016	2015
ASSETS
Cash and due from banks	$31,284	$27,971
Interest-earning deposits	18,803	16,530
Cash and cash equivalents	50,087	44,501
Mortgage-related securities available-for-sale, at fair value	371,880	407,874
Mortgage-related securities held-to-maturity, at amortized cost
(fair value of $94,266 in 2016 and $121,641 in 2015)	93,234	120,891
Loans held-for-sale	5,952	3,350
Loans receivable (net of allowance for loan losses of $19,940
in 2016 and $17,641 in 2015)	1,942,907	1,740,018
Mortgage servicing rights, net	6,569	7,205
Other assets	177,895	178,328

Total assets	$2,648,524	$2,502,167

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,864,730	$1,795,591
Borrowings	439,150	372,375
Advance payments by borrowers for taxes and insurance	4,770	3,382
Other liabilities	53,233	51,425
Total liabilities	2,361,883	2,222,773
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2016 and 2015
Issued and outstanding - none in 2016 and 2015	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2016 and 2015
Issued - 78,783,849 shares in 2016 and 2015
Outstanding - 45,691,790 shares in 2016 and 45,443,548 in 2015	788	788
Additional paid-in capital	484,940	486,273
Retained earnings	171,633	164,482
Accumulated other comprehensive loss	(11,139)	(9,365)
Treasury stock - 33,092,059 shares in 2016 and 33,340,301 in 2015	(359,581)	(362,784)
Total shareholders' equity	286,641	279,394

Total liabilities and equity	$2,648,524	$2,502,167

10

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2016	2015	2016	2015
Interest income:
Loans	$18,277	$16,636	$70,782	$65,954
Mortgage-related securities	2,745	3,058	11,867	11,684
Investment securities	130	79	467	244
Interest-earning deposits	8	5	32	19
Total interest income	21,160	19,778	83,148	77,901
Interest expense:
Deposits	1,442	1,319	5,761	4,771
Borrowings	1,249	1,242	5,039	4,794
Advance payment by borrowers for taxes and insurance	-	-	1	1
Total interest expense	2,691	2,561	10,801	9,566
Net interest income	18,469	17,217	72,347	68,335
Provision for (recovery of) loan losses	1,012	(1,019)	2,998	(3,665)
Net interest income after provision for loan losses	17,457	18,236	69,349	72,000
Non-interest income:
Deposit-related fees and charges	2,840	2,845	11,525	11,572
Loan-related fees	1,773	889	5,774	2,300
Brokerage and insurance commissions	646	750	3,175	3,577
Mortgage banking revenue, net	926	832	4,248	3,462
Income from bank-owned life insurance ("BOLI")	430	459	1,817	1,870
Gain on real estate held for investment	-	6	12	218
Other non-interest income	108	8	293	240
Total non-interest income	6,723	5,789	26,844	23,239
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,674	11,166	41,829	44,824
Occupancy, equipment, and data processing costs	3,559	3,780	13,692	14,298
Advertising and marketing	100	307	2,392	1,910
Federal deposit insurance premiums	337	398	1,415	1,508
Losses and expenses on foreclosed real estate, net	141	113	222	801
Other non-interest expense	2,584	2,494	9,577	9,386
Total non-interest expense	17,395	18,258	69,127	72,727
Income before income tax expense	6,785	5,767	27,066	22,512
Income tax expense	2,707	2,077	10,112	8,335
Net income	$4,078	$3,690	$16,954	$14,177

Per share data:
Earnings per share-basic	$0.09	$0.08	$0.37	$0.31
Earnings per share-diluted	$0.09	$0.08	$0.37	$0.31
Cash dividends paid	$0.055	$0.050	$0.215	$0.190

11

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Loan Originations and Sales	2016	2015	2016	2015
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$12,634	$22,878	$69,271	$90,265
Commercial real estate	28,435	43,868	102,014	101,198
Multi-family	14,248	19,959	133,216	87,328
Construction and development	46,647	53,119	232,071	263,030
Total commercial loans	101,964	139,824	536,572	541,821
Retail loans:
One- to four-family first mortgages	26,686	27,056	108,630	100,876
Home equity	8,168	8,140	32,429	33,291
Other consumer	328	482	1,993	1,594
Total retail loans	35,182	35,678	143,052	135,761
Total loans originated for portfolio	$137,146	$175,502	$679,624	$677,582

Mortgage loans originated for sale	$41,363	$27,115	$153,863	$111,012

Mortgage loan sales	$43,196	$27,123	$151,185	$111,456

	December 31	December 31
Loan Portfolio Analysis	2016	2015
Commercial loans:
Commercial and industrial	$241,689	$235,313
Commercial real estate	375,459	299,550
Multi-family real estate	506,136	409,674
Construction and development loans:
Commercial real estate	34,125	28,156
Multi-family real estate	328,186	291,380
Land and land development	12,484	11,143
Total construction and development	374,795	330,679
Total commercial loans	1,498,079	1,275,216
Retail loans:
One- to four-family first mortgages
Permanent	457,014	461,797
Construction	42,961	42,357
Total one- to four-family first mortgages	499,975	504,154
Home equity loans:
Fixed term home equity	105,544	122,985
Home equity lines of credit	70,043	75,261
Total home equity loans	175,587	198,246
Other consumer loans:
Student	6,810	8,129
Other	11,373	11,678
Total consumer loans	18,183	19,807
Total retail loans	693,745	722,207
Gross loans receivable	2,191,824	1,997,423
Undisbursed loan proceeds	(227,537)	(238,124)
Allowance for loan losses	(19,940)	(17,641)
Deferred fees and costs, net	(1,440)	(1,640)
Total loans receivable, net	$1,942,907	$1,740,018

Loans serviced for others	$996,985	$1,038,588

12

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Non-Performing Loans and Assets	2016	2015
Non-accrual commercial loans:
Commercial and industrial	$989	$4,915
Commercial real estate	2,839	3,968
Multi-family	274	-
Construction and development	148	766
Total commercial loans	4,250	9,649
Non-accrual retail loans:
One- to four-family first mortgages	3,191	2,703
Home equity	442	703
Other consumer	46	82
Total non-accrual retail loans	3,679	3,488
Total non-accrual loans	7,929	13,137
Accruing loans delinquent 90 days or more	295	484
Total non-performing loans	8,224	13,621
Foreclosed real estate and repossessed assets	2,943	3,306
Total non-performing assets	$11,167	$16,927
Non-performing loans to loans receivable, net	0.42%	0.78%
Non-performing assets to total assets	0.42%	0.68%

	December 31	December 31
Special Mention and Substandard Loans	2016	2015
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$16,377	$13,788
Commercial real estate	41,394	40,495
Multi-family	11,699	8,239
Construction and development	1,355	2,114
Total commercial loans	70,825	64,636
Retail loans:
One- to four-family first mortgages	5,549	4,081
Home equity	442	703
Other consumer	46	82
Total retail loans	6,037	4,866
Total	$76,862	$69,502

	Twelve Months Ended
	December 31
Activity in Allowance for Loan Losses	2016	2015
Balance at the beginning of the period	$17,641	$22,289
Provision for (recovery of) loan losses	2,998	(3,665)
Charge-offs:
Commercial and industrial	(107)	(74)
Commercial real estate	(179)	(149)
Multi-family	-	-
Construction and development	-	-
One- to four-family first mortgages	(133)	(346)
Home equity	(101)	(147)
Other consumer	(396)	(544)
Total charge-offs	(916)	(1,260)
Recoveries:
Commercial and industrial	6	7
Commercial real estate	33	120
Multi-family	30	-
Construction and development	-	-
One- to four-family first mortgages	47	73
Home equity	35	29
Other consumer	66	48
Total recoveries	217	277
Net charge-offs	(699)	(983)
Balance at end of period	$19,940	$17,641
Net charge-offs to average loans, annualized	0.04%	0.06%

	December 31	December 31
Allowance Ratios	2016	2015
Allowance for loan losses to non-performing loans	242.46%	129.51%
Allowance for loan losses to total loans	1.03%	1.01%

13

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Deposit Liabilities Analysis	2016	2015
Non-interest-bearing checking	$309,137	$213,761
Interest-bearing checking	238,142	277,606
Savings accounts	234,038	217,633
Money market accounts	558,905	542,020
Certificates of deposit	524,508	544,571
Total deposit liabilities	$1,864,730	$1,795,591

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Selected Operating Ratios	2016	2015	2016	2015
Net interest margin (1)	3.03%	3.08%	3.03%	3.11%
Net interest rate spread	2.92%	2.99%	2.94%	3.02%
Return on average assets	0.62%	0.60%	0.66%	0.59%
Return on average shareholders' equity	5.66%	5.32%	5.93%	5.07%
Efficiency ratio (2)	69.05%	79.38%	69.70%	79.61%
Non-interest expense as a percent of average assets	2.64%	2.96%	2.67%	3.00%
Shareholders' equity to total assets at end of period	10.82%	11.17%	10.82%	11.17%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income, and non-interest income excluding gains on real estate held for investment for the periods indicated.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Other Information	2016	2015	2016	2015
Average earning assets	$2,436,213	$2,237,836	$2,385,479	$2,200,484
Average assets	2,636,800	2,464,622	2,585,254	2,421,751
Average interest bearing liabilities	1,967,584	1,878,644	1,969,402	1,848,761
Average shareholders' equity	288,310	277,331	285,751	279,690
Weighted average number of shares outstanding:
As used in basic earnings per share	45,310,655	45,015,262	45,219,573	45,678,584
As used in diluted earnings per share	45,810,221	45,407,505	45,675,910	46,063,809

	December 31	December 31
	2016	2015
Number of shares outstanding (net of treasury shares)	45,691,790	45,443,548
Book value per share	$6.27	$6.15

14